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                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                         FORM 11-K


             Annual Report Pursuant to Section 15(d) of the
                  Securities Exchange Act of 1934



(Mark One)

x Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 1993 or

      Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the transition period from                to

Commission file number 1-3562

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                  UTILICORP UNITED INC. RESTATED SAVINGS PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                             UTILICORP UNITED INC.
         3000 Commerce Tower, 911 Main, Kansas City, Missouri  64105



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The financial statements for the UtiliCorp United Inc. Restated Savings Plan
for the fiscal year ended December 31, 1993 have been filed in paper format under cover of Form SE.


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                                SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authroized.



                                 UtiliCorp United Inc. Restated Savings Plan
                                 (Name of Plan)



Date:  June 28, 1994              By /c/Dale J. Wolf
                                  Dale J. Wolf
                                  Pension Committee



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                             EXHIBIT INDEX



    Exhibit
    Number             Document Description


      23               - Consent of Arthur Andersen & Co.



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                        ARTHUR ANDERSEN & CO.

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated June 3, 1994, included in this Form 11-K, into the Company's previously filed Registration Statement file No. 33-50260.


Kansas City, Missouri
June 27, 1994

                                  /c/ARTHUR ANDERSEN & CO.
                                  ARTHUR ANDERSEN & CO.